PRODUCTION SERVICES AGREEMENT
between
West Coast Pictures LLC (“WCP”)
and
KINGS ROAD ENTERTAINMENT INC. (“KRE”)
(collectively the “Parties”)

Further to the SPA Addendum dated December 17, 2007 between the Parties, WCP agree, until further notice, to identify, develop and produce KRE film assets for the benefit of KRE as follows:

Identify Projects: WCP will identify specific film projects suitable for production by KRE and present these projects to KRE for acceptance.

Development & Production: Those projects accepted by KRE will be developed by WCP in a professional manner according to standards recognized in the film industry. KRE may require WCP to fulfill or assist in all typical development and producer tasks including but not limited to script development, budgeting, identifying key production personnel, casting and fund raising. This may include identifying other producers and partners required for completion of a project.

Reporting & Approvals: WCP will supply regular reporting and updates to those identified projects and consult with KRE in advance of any investment or expenditure to a third party. KRE will have the final right of approval of any expenditure of time or money in a project. KRE also reserve the right to terminate a project at any time.

Terms: WCP will bill hours expended on projects at a rate of $150 per hour. Payments to third parties will be billed at cost. Reasonable travel expenses will be refunded. The invoice will show the number of hours, amounts, travel and third party expenditure for each project. WCP will make every effort that all costs incurred will become part of the budget for the film and be refundable to KRE as part of the development or within the producer compensation for the film.

WCP makes no guarantee that any of the projects will ultimately be produced and the parties agree that no such authorized and billed expenditure is refundable to KRE if the project does not get produced.

The parties agree that WCP will be entitled to a mutually acceptable producer and/or production credit for the projects but that any and all title and interest in the work performed by WCP will be transferred to KRE for no additional compensation.

For the transfer of existing projects to KRE that WCP has been working on, the systematic of this agreement shall apply.

The parties agree that any conditions in this agreement that are invalid or impractical will not affect the validity of the agreement as a whole and that they will be replaced by conditions that most closely represent the spirit of this cooperation and the original intent of the replaced condition. The same will apply to omissions.

PRODUCTION SERVICES AGREEMENT - WCP / KRE

This agreement will be governed by the laws of California and the place of jurisdiction will be Los Angeles.

Pacific Palisades	Beverly Hills
West Coast Pictures LLC	Kings Road Entertainment Inc
By: /s/ Sven Ebeling	/s/ Philip Holmes
Name: Sven Ebeling	Name: Philip Holmes
Title: Principal	Title: CEO